Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this registration statement on Form F-10/A (No. 333-241689) of Western Copper and Gold Corporation of our report dated March 18, 2020 relating to the financial statements of Western Copper and Gold Corporation, which appears in Exhibit 4.2 incorporated by reference in this registration statement on Form F-10/A.

Chartered Professional Accountants

Vancouver, Canada

November 2, 2020